Exhibit 99.2

Call Participants

EXECUTIVES

Jared R. Rowe
CEO, President & Director

Joseph Patrick Hannan
Executive VP & CFO

ANALYSTS

Edward Moon Woo
Ascendiant Capital Markets LLC,
Research Division

Eric Martinuzzi
Lake Street Capital Markets, LLC,
Research Division

Gary Frank Prestopino
Barrington Research Associates, Inc.,
Research Division

Lee T. Krowl
B. Riley Securities, Inc.,
Research Division

ATTENDEES

Sean Mansouri
Gateway Group, Inc.

Presentation

Operator

Good afternoon, everyone, and thank you for participating in today's conference call to discuss AutoWeb's financial results for the third quarter ended September 30, 2020.

Joining us today are AutoWeb's President and CEO, Jared Rowe; and the company's CFO, J.P. Hannan; and the company's outside Investor Relations Adviser, Sean Mansouri with Gateway Investor Relations.

[Operator Instructions]

I would now like to turn the call over to Mr. Mansouri for some introductory comments.

Sean Mansouri
Gateway Group, Inc.

Thank you. Before I introduce Jared, I remind you that during today's call, including the question-and-answer session, statements that are not historical facts, including any projections, statements regarding future events or future financial performance or statements of intent or belief are forward-looking statements and are covered by the safe harbor disclaimers contained in today's press release and the company's public filings with the SEC. Actual outcomes and results may differ materially from what is expressed in or implied by these forward-looking statements. Specifically, please refer to the company's Form 10-Q for the quarter ended September 30, 2020, which was filed prior to this call as well as other filings made by AutoWeb with the SEC from time to time. These filings identify factors that could cause results to differ materially from those forward-looking statements.

Please also note that during this call, management will be disclosing adjusted EBITDA. This is a non-GAAP financial measure as defined by SEC Regulation G. A reconciliation of this non-GAAP financial measure to the most directly comparable GAAP measure and the statement disclosing the reasons why company management believes that adjusted EBITDA provides useful information to investors regarding the company's financial condition and results of operations are included in today's press release that is posted on the company's website.

With that, I'll turn the call over to Jared.

Jared R. Rowe
CEO, President & Director

Thanks, Sean. Good afternoon, everybody. During the third quarter, we continued to execute on our plan with key operational improvements throughout the entirety of the business, which led to our highest levels of quarterly gross profit and margins since 2017. Despite continued COVID-19-related challenges throughout the automotive market, our progress across key financial metrics reflects the success of our overall operational discipline and also flexibility.

Although trends in our industry have improved since the lows of the pandemic in Q2, dealers and consumers alike are still contending with broader macroeconomic uncertainty. North American auto production began to pick back up at the end of last quarter, but the effects of the industry-wide new vehicle production reductions in Q2 as well as historically high used-car wholesale pricing throughout much of the quarter continued to challenge retail dealers' inventory levels.

Meanwhile, the delayed passage of a new stimulus bill has strained consumer confidence and project books, and particularly across Middle America, which is really our core consumer demographic. So, all in all, these factors really have deeply altered vehicle purchasing dynamics.

In this environment, we focused on staying efficient with our resources to drive profitable growth, particularly at the gross profit and adjusted EBITDA level. Well, overall, online shopping metrics have increased across the industry. This doesn't always translate into a higher number of car buyers. As such, we continue to intensely operate at lower levels of media spend, a mass-projected industry selling rates, which provides a more accurate reflection of a true consumer demand. Similar to last quarter, we could have driven far greater numbers of leads than we did in Q3. However, much of this traffic would have been difficult for our customers to monetize for the reasons that I mentioned earlier.

Instead, by strategically taking volume out of our business, we are preserving value for our customers by providing them with high-quality, higher-margin leads. Instead of delivering a larger discounted set of leads that may not result in near-term vehicle sales, we believe we're providing a premium concentrated amount of targeted leads submitted by action-minded car buyers who are more likely to purchase a vehicle. We expect to gradually start driving more volume as selling rates improve. However, we'll do so with a diligent focus on margin, quality and efficiency.

I'd like to remind everybody that when we talk about efficiency, we're not talking about improving the efficiency of the actual vehicle transactions or the software that facilitates them. Rather, we're working to create a more efficient process for how active car shoppers, with a vehicle in mind, can be matched with the sellers who can meet their needs. Where most automotive digital media properties monetize impression-based approaches, we're really focused on creating an integrated marketing platform that's focused on transactional matchmaking at scale. The strategic initiatives we're implementing are really helping us stay well positioned for where automotive digital marketing is headed.

Now that said, we already have made some key enhancements to our product and service offerings to improve the quality of our matching process between buyers and sellers. One of the capabilities that we've focused on during our turnaround is being more efficient with our marketing spend by improving consumer conversion in our lead funnels.

As I mentioned last quarter, we began to roll out a new, more contemporary lead funnel experience for some of our mobile audience campaigns, and those resulted in gains of over 50% lead conversion during the second quarter. So, I mean, in essence, AutoWeb was 50% more efficient, converting mobile consumers into revenue-generating leads in Q2 for these specific campaigns.

I'm pleased to report that in Q3, we were able to maintain those gains while deploying an even larger number of mobile audiences against these new experiences. We now have the majority of our mobile audience engaging with experiences that contain these conversion optimizations. And we're continuing our efforts to expand this to our remaining mobile audience segment.

It is worth noting that our audiences vary across our portfolio and that the organization -- I'm sorry, the optimizations for one audience don't always translate to optimizations for another audience. But that said, I want to underscore the competency that we have in driving meaningful conversion rate optimization and just how durable these gains are, at least thus far in 2020, we expect well beyond. We're extremely pleased with the performance of this new conversion model, and we're going to continue to implement further improvements of the process by which users engage with our media.

Across our organization, we have worked diligently over the past 2 years to execute on our turnaround and establish AutoWeb as a lean, efficient organization. We think our results demonstrate that this foundation is soundly in place. The improvements we're making to what we offer and how we operate allow us to really deepen our understanding of how to best support the engagements between our dealer customers and their consumers.

I'll have a bit more to discuss about our operational performance and some of the strategic initiatives that we're going to be focused on in the future. But before commenting further, I'd like to turn it over to J.P. to walk through our Q3 financial results. J.P.?

Joseph Patrick Hannan
Executive VP & CFO

Well, thanks, Jared, and good afternoon, everyone. Total revenue for the third quarter increased 5% sequentially to $17.8 million. This was down from $28.6 million in the year ago quarter. Our digital advertising revenues increased 11% sequentially to $3.1 million, and that was down to $6 million when compared to the year ago quarter. The expected year-over-year declines are in line with the COVID-19-related challenges throughout our industry. However, as Jared mentioned, we've continued to proactively reduce our marketing spend to keep our click and lead volumes aligned with true market demand in this environment.

Now the success of this strategy is reflected in the gross profit line, which increased 6% sequentially and 9% year-over-year to $6.5 million. Our third quarter gross margin improved to 36.1%, and that's an increase of approximately 90 basis points sequentially and a significant increase year-over-year from 20.7%. This increase was driven by our improved revenue mix in our leads business as well as a modest recovery in our clicks business.

We also significantly reduced operating expenses during the quarter, which were down 8% sequentially and 14% year-over-year to $6.7 million, and that's due to our continued disciplined approach to cost management.

The net loss in the third quarter of 2020 improved to $400,000 or a loss of $0.03 per share, and that compared to a net loss of $1.4 million or $0.10 per share in the second quarter of 2020 and compared to a net loss of $1.7 million or $0.13 per share in the year ago quarter.

Adjusted EBITDA in Q3 improved to $1 million, which more than doubled from Q2 and was up 21% from last year. We are very encouraged by this growth as it continues to validate the resilience of our turnaround. Now looking ahead, we don't anticipate a straight line of growth from here. Given there is seasonality in our business, Q4 and Q1 are typically the slowest quarters in our business due to the holidays and the model year-end sell-down dynamics. And as such, our goal is to operate near break -- to breakeven levels from an adjusted EBITDA perspective before then ramping back up to our stronger portion of 2021.

At September 30, 2020, cash equivalents and restricted cash stood at $14.6 million, and that compared to $8.5 million at June 30. And as of September 30, we had an outstanding balance of $10 million on our $20 million revolving credit facility with CIT Northbridge Credit. Our commitment to improving our liquidity and prudently managing our costs continues to pay off. And if present trends hold, we're very comfortable with our balance sheet and liquidity going forward.

Now as you may have seen today, we also filed a $30 million shelf registration statement with the SEC. This registration statement is not yet effective and does not constitute an offering of any securities by the company. Although we do not have any immediate plans for any offering of securities, having a registration statement in place provide us with flexibility should we desire to opportunistically access the capital markets to invest in our business. Jared is going to come back momentarily to provide more color on our strategic outlook and road map.

Now looking ahead to Q4 and 2021. We plan to continue delivering on our commitment to run an efficient and effective organization. And as we've been doing all year, we'll closely monitor industry conditions as they evolve over the months ahead. But we believe that we remain financially well positioned to navigate this market environment and prepare for the next phases of our long-term growth.

And so with that, that will conclude my prepared remarks, and I'm going to turn it back over to Jared.

Jared R. Rowe
CEO, President & Director

Thanks, J.P. So, as I mentioned earlier, our traffic and volumes overall have continued to be impacted by COVID-19-related disruption to both consumer demand and automotive advertising budgets. This pattern is consistent with overall automotive media search spend. Nevertheless, we're still working to optimize our revenue mix by remaining efficient with the tools we have and leveraging new initiatives to modernize our products. We see plenty of opportunity ahead for our lead and click products as the automotive market recovers.

So, in our leads business, we have sustained our operational momentum by prioritizing value and really improving efficiency by adapting to current demand dynamics and driving continued improvements in our cost of acquisition. We've been able to maintain lead pricing while offering customers high-quality leads from lower funnel action might in car buyers. Leads will continue to serve as a source of stability for dealers and OEMs during this period of uncertainty, and they can more effectively attribute the value to a lead purchase than they can to other forms of media. We intend to continue leveraging this advantage to support our clients and provide them with these high-quality actionable leads that ultimately drive real vehicle sales.

Now with a strong operational foundation in place, we're now preparing for the next stage of our business transformation through strategic product innovations, which we expect to accomplish organically and through some inorganic opportunities where appropriate. As I mentioned earlier, we believe transaction-oriented matchmaking represents the future of automotive digital marketing. Other internet verticals, such as insurance, employment sites, real estate, home improvement sites, they've already evolved their services from relying on filter-based searching to using highly specialized algorithmic matching to optimize a certain desired outcome for all users on both sides of the marketplace.

We see the same shift occurring within digital automotive. We know that each car shopper has a very unique set of needs and preferences, and that each dealer and OEM has a specific value proposition and end-market consumer in mind. The better we can understand which sales funnel to pair with each consumer, the better marketing efficiency we can drive for our dealer and our OEM customers alike.

We're now at the point in our business transformation that you'll see us focus more intently on product evolution as opposed to just product optimization. This product evolution will be delivered iteratively over time, and we'll focus on improving how we can match buyers and sellers. We do plan to evolve our consumer and retailer interactions to be far more profile based. But better understanding how consumers prefer to buy and ultimately how retailers prefer to sell, we can more intelligently match buyers with sellers.

Today, most automotive media companies simply match buyers and sellers based on product price and geography. However, this approach does not properly factor into the matching process that car buying is the highly nuanced and preference-driven process. With that in mind, we want our data to be able to capture as much of these nuances as possible so that we can facilitate highly tailored matches. We believe that this will, in turn, increase the likelihood of a transaction occurring, while helping to optimize client margin.

As I mentioned earlier, other vertical categories have made similar transformation. So, we're really confident in our assessment of what the market needs.

Now implicit in this matchmaking approach is the intention of embedding more retail-ready components in our conversion funnel, such as trade-in and finance enablement. Think of this as marrying our best-in-class customer -- consumer acquisition costs with dealer-enabled digital retailing components at scale. Our approach to building this functionality out will really follow our current pragmatic approach to resetting AutoWeb. So being able to acquire or integrate with existing retail-ready components that are already built out would be a much more efficient use of time and capital than trying to build out all of these types of features from scratch by ourselves.

As we continue establishing ourselves as an integrated marketing platform that supports what we consider to be the most critical matchmaking elements of a vehicle transaction, we want to have the ability to support the industry shift towards digital retail in a unique and powerful way. Some work in this area has already begun. However, we do have a long road ahead.

This product evolution provides us with a really exciting trajectory for our business. Our strategy has proved to be extremely resilient through industry-wide headwinds this year and has laid strong groundwork for us to continue transforming our operations to keep pace with the broader transitions in automotive digital marketing. As we look ahead at the end of 2020 and into early 2021, which are traditionally the slowest periods of our business, as J.P. outlined earlier, our goal is to operate near breakeven levels in adjusted EBITDA, even while investing for the future in our business.

We're very, very proud of the progress that we've made thus far. But quite frankly, we believe we're just getting started here. Our entire team is excited and as committed as ever to continuing our transformation as we move forward to the next phase of growth here at AutoWeb.

So, with that, we're going to open it up for questions.

Question and Answer

Operator

[Operator Instructions]

And sir, your first question comes from the line of Gary Prestopino of Barrington Research.

Gary Frank Prestopino
Barrington Research Associates, Inc., Research Division

A couple of things. The first thing is just trying to write down as you were going through your narrative and all that. One of you guys mentioned something about the goal is to operate at breakeven levels of EBITDA. And I mean you've started to really come into the black here. And is that because, as we go forward, there's going to be more uplift on the investment and what you're doing to kind of transform the company?

Jared R. Rowe
CEO, President & Director

Yes. Gary, I think there's 2 things going on here. One is we do plan to invest a little bit more aggressively in the product side of the business to really transform it because we've stabilized the financial. And so from a financial turnaround perspective, we feel really good there. The other thing is it's wise. Q4 and Q1 historically are not great selling seasons for automotive, and we do follow that seasonality.

On top of that, all the macroeconomic uncertainty that's out there right now, we think it's best to be a little conservative in our approach right now. And -- but again, we do intend to continue to drive this business ahead and make the investments we need to make because we do see better days ahead for us.

Gary Frank Prestopino
Barrington Research Associates, Inc., Research Division

Okay. So that would just be for Q4 and Q1 that you're talking about, this kind of issue hitting the P&L?

Jared R. Rowe
CEO, President & Director

Yes. Q2 and Q3, generally speaking, are better performance-wise for us financially because those are the big selling seasons. And so as the market recovers, we'll get the benefit of that. But again, the middle of the year is really where a business like ours tends to [indiscernible].

Gary Frank Prestopino
Barrington Research Associates, Inc., Research Division

And then, I mean, how badly do you think your client base has been hit here by the fact that there is no new stimulus? And it looks like the economy is growing, but I mean it just seems like your clientele does get hit more when these -- when you don't have these government transfer payments out in the market?

Jared R. Rowe
CEO, President & Director

Yes, it does. Our consumer base is really Middle America. When you look at the education level, when you look at the earnings levels of the folks who use our services, these are folks who, $10, $15, $20 a month really matters to them from a payment perspective. And these are the folks who have been hit hardest by what's going on with COVID and the unemployment and just some of the general economic downturn. So yes, that is a fair statement, Gary, is that our users aren't as affluent as maybe you see some of the other sites out there. But again, we like our user base because we do believe very strongly that when you're talking about Middle American car buyers, there's a lot of those folks out there. And so we deliver real value to a very large segment of the buying population.

Gary Frank Prestopino
Barrington Research Associates, Inc., Research Division

Okay. And then can we just talk about this new contemporary lead funnel experience that you rolled out? Could we just go into that a little bit more and just kind of simplify that for me?

Jared R. Rowe
CEO, President & Director

Yes. Sure, absolutely. So, we talked on a couple of the calls about kind of the progress that we're making here from a mobile perspective. And I think you'll probably recall that when we -- when this management team first showed up a couple of years ago, we didn't actually have mobile experiences. So, the first year, year and a half, was really focused on just mobile enablement, right? Stop sending mobile traffic to desktop experiences because we know that, that's a grade conversion. And we did that in the first year, year and a half.

Then we spent a bunch of time really optimizing those experiences is one thing just to have a mobile experience. It's another thing to actually make the mobile experience convert as well as the desktop experience. And I guess the best way for me to say it is, these mobile experiences that we created, just to enable mobile experiences, they were kind of basic experiences, but they didn't have the benefit of multiple iteration cycles of trying to tweak them and make them work better. And our business is all about conversion rate. Our business is all about the small tweaks, right, the small improvements that add up over time. And so it took us a bit of time to take those mobile experiences that we've built and then start to optimize them and really understand how consumers interact with them so that we can get as many through the process as possible. But at the same time, we don't necessarily erode the quality, right? It's always this little virtuous triangle for us, which is the cost of media, the conversion rate and then, ultimately, the close rate on the leads that you send through.

So, it just took us a bit of time and a lot of cycles. And again, the benefit of it started showing up in Q2. But Gary, I will tell you there's probably hundreds of optimization cycles and small tweaks that we've made over an extended period of time that got us to the point where you could start to see the benefit in Q2 and then it's carried through in Q3. And again, we're just getting started on this optimization process. So that's the best way to describe it. Hopefully, that was helpful.

Gary Frank Prestopino
Barrington Research Associates, Inc., Research Division

How much of your traffic right now is mobile versus desktop?

Jared R. Rowe
CEO, President & Director

Less than 60%.

Operator

And sir, your next question from Eric Martinuzzi of Lake Street.

Eric Martinuzzi
Lake Street Capital Markets, LLC, Research Division

Yes. You talked a little bit about investing in the business. Typically, there's people, that topic. I just wanted to know, as we look at Q3, the operating expense of $6.7 million. Where does that go next quarter?

Joseph Patrick Hannan
Executive VP & CFO

I think that goes up -- flat to up slightly. And I think what Jared is talking more about as we go into next year and some of the software development, things that we do, that's where there'll be some additional costs. Most of that will be capitalized on the new products. It's really that what we're facing most immediate is, as Jared mentioned, the sort of the seasonal downturn for Q4 and Q1.

Jared R. Rowe
CEO, President & Director

Yes, Eric. And if I could just expand upon that a little bit. And where you'll see some of the -- one of the reasons we talked about it and the way we do in terms of the investment is any time we build a new experience or new approach, we tend to lose efficiency, right, on click-through rate efficiency, conversion rate efficiency and monetization efficiency. And so as we make some of these new investments too, kind of like on the mobile side, we've got to go backwards before we go forward with some of these new experiences. And so to J.P.'s point, it's -- we are going to get hit with the seasonality of the business just in general. And then on top of that, we are going to take some focus from some of our teams and allocate it differently. Instead of just trying to grind away and just continue to optimize the existing products, which we'll do that, too, but it won't be 100% of our focus, we're going to carve some of the resources away and focus on some of this product innovation, which ultimately will mean because we only have so many cycles in a day, it will ultimately mean that we may lose some efficiency as we build towards the future. But again, this trade-off is something we're very aware of. We've done before, and so we expect to be able to manage our way through it fairly effectively.

Eric Martinuzzi
Lake Street Capital Markets, LLC, Research Division

Okay. I want to ask a couple of questions on the quarterly operating metrics. What's behind the decline in the retail dealer count? I would have thought that Q3 would be your seasonally stronger, your first quarter exiting kind of the COVID lockdown Q2 quarter. Why that retail dealer count decline?

Jared R. Rowe
CEO, President & Director

We ran into some headwinds around inventory levels. Also, dealers were exceptionally profitable in Q3, and you could see that with some of the publics and how they've announced. And so what we saw was we saw dealers who didn't have the high levels of inventory on the new car side and even on the used car side. And so they pulled back and what they did was they harvested that profitability. And so we did see a little bit of a pullback. The nice thing is, and the good thing is the capacity went up, which means the dealers who stayed on took more, but we did lose some dealers.

And like we've been talking about, Eric, the dealer side of it and the retail side of it, we're confident in our ability to rebuild it over time. We've got some work to do in the selling motion. We -- it's really choppy, the results are. And we continue to have these choppy results where one quarter, we'll have a good quarter. Next quarter, we'll go backwards. But I am confident that we're doing the right things, and we're heading in the right direction. But that would be my response to around what we saw with the dealers. We just saw a lot of dealers pulling back so that they could harvest profitability in Q3. Don't blame them, quite frankly.

Eric Martinuzzi
Lake Street Capital Markets, LLC, Research Division

Yes. And then on the -- historically, there's been a correlation between your lead traffic and your click traffic. We saw those metrics -- again, I'm talking sequentially here, but we saw those going in different directions, lead traffic up, click traffic down. What's behind that?

Jared R. Rowe
CEO, President & Director

Yes. So, the click traffic is interesting because the click traffic and the click product, as you've seen in Q2 and Q3, got hit harder than the lead side of the business. And it's come back a little slower. And so from a traffic perspective, we generate traffic off of our -- for the leads or the clicks product, not just off of our SEM traffic, but we also have some publishers in the network, automotive sites, high-quality traffic, but we essentially have deployed our technology on their sites. And so we've always got this interesting dynamic of when our SEM spend goes up, our click traffic goes up. When our SEM spend goes down, the click traffic goes down. And then you've also got these other dynamics where sometimes if one of our publisher sites pushes traffic or pulls back on traffic, it could have an impact on us as well.

The real interesting thing around Q3, I think, Q2 and Q3, is the traffic story is important, but also the revenue per query or the revenue per click. And I look at it both ways. So, I apologize. I put back and forth between my internal metrics and my external metrics. But that revenue per click and revenue per query number has gone down, and it's starting to recover. And so that's a good sign in my mind because, again, this got hit harder than the lead side because this is a search-like product. So, when you see people pulling back on search spend like we saw in Q2, Q3 and it projected for a period of time out, it has more of a direct impact on the click product at the revenue per click or revenue per query line than it does on the lead side. So, those are the dynamics that play inside the click business. We did get a little bit more efficient on our conversion. We feel good about it. It's starting to recover. Some of the strengthening that you've seen is carrying through. But we've got a long way to go on that click product because it's the lowest. That click product in Q2, I want to say, on a monthly basis, was nearly about half of what it was pre-COVID levels, but we're digging our way out of it.

Eric Martinuzzi
Lake Street Capital Markets, LLC, Research Division

Okay. The -- I don't want to take it for granted, but obviously, you guys have done good work on the gross profit and the gross margins here, especially that 36.1% for Q3, up sequentially from Q2. I realize we're facing seasonal pressures here in Q4 and Q1, but what's a good assumption to use for gross margin? What are you targeting?

Joseph Patrick Hannan
Executive VP & CFO

Well, I think in this mid-30% range, I mean, is what we're targeting. I think what's interesting this quarter as you saw, revenue went up, and we still were able to expand on the margin. And so I think we can hold a good part of that even with a little revenue decline.

Jared R. Rowe
CEO, President & Director

Yes. And then the important part there, Eric, is some of the efficiency we're driving like, and that's one of the reasons why we talk about the mobile stuff. Those sorts of durable process improvements will give us some confidence in holding these gross margin levels. And again, we've said this before, we expected to get to these gross margin levels. We just got there a little quicker, quite frankly, than we initially anticipated. And so we feel pretty good about the tools we have available to us to continue to hold those numbers. We're going to be very focused on those lines. We know we need to make some investments. We know we need to transform the product set. We're going to do that, too. But listen, this management team isn't going to lose track of the gross profit line.

Operator

Our next question, sir, from Lee Krowl of B. Riley Securities.

Lee T. Krowl
B. Riley Securities, Inc., Research Division

Just a follow-up on the last commentary around gross margin trajectory. I guess, just to kind of clarify, is 30 -- mid-30s kind of the sustainable level go forward? Or are there other elements to the product improvements and efficiencies that you can drive that there is future expansion?

Jared R. Rowe
CEO, President & Director

Yes. So, I would -- let me -- go ahead, J.P. You go ahead.

Joseph Patrick Hannan
Executive VP & CFO

I was going, yes, I do think there is opportunity for expansion, but you take it from there, Jared.

Jared R. Rowe
CEO, President & Director

No, no, I agree. I was going to say the same thing we had, probably as we're talking over each other. It's going to require product transformation. Now listen, we're going to keep grinding on the business we have, right? And we're going to keep extracting maximum value out of it. And there is some improvement that could be had with -- and we've talked about this in the past, right, mix, right? In retail versus wholesale, clicks as a percent of total revenue, these are all things that can drive that gross margin line. So, there's still opportunity there. But where we think the real opportunity for this business is, is in the transformation of the product set. The products that we have is good. The products that we have is intensely useful. The product set that we have is really just bread and butter, right? It's good stuff.

Where we want to go with this matchmaker approach, and we think our take on the matchmaker approach, we think will alter the trajectory of the business longer term. But over the short term, there are some things we can do to continue to optimize the core business. We just don't want to get out ahead of ourselves here. And so mid- to low 30s is kind of where we think we can live from a gross margin perspective right now while we invest in the business and really try and turn the screw to where that next phase of the work we're doing here, which again, we think is exciting.

Lee T. Krowl
B. Riley Securities, Inc., Research Division

Got it. That makes sense. You guys kind of have talked about the seasonal component to your outlook. Fully respecting that the industry is definitely seasonal and we have that pullback, I kind of wanted to just kind of dissect the impact of used inventory -- or excuse me, new inventory, obviously, kind of in a headwind since we've seen a recovery across the industry up until just recently. So, do you expect an improvement in new inventory to help partially offset the typical seasonality or we work through the seasonality and that new inventory headwind that we've seen kind of just washes out in the seasonality components of Q1 -- or excuse me, Q4 and Q1?

Jared R. Rowe
CEO, President & Director

I'll give you my wish list here, Lee. My wish list is that we finally get those cars that they've been building since May and June through the systems and into the dealership showrooms. At the same time, we see a continued softening on the wholesale side in terms of pricing. We then see a reaction by the OEMs of incentivizing those new vehicles and then hopefully, some government stimulus. If my wish list gets met, all right, I think we could see some interesting dynamics that don't necessarily look like the normal seasonality of the business. But that's an awful lot to ask for. And in the current environment, I'm just not so certain. So, I'm hopeful that inventories do start to build. I'm hopeful that sell down is something that the OEMs have to really attack in Q4. I'm hopeful that used car pricing continues to soften, which means that they're going to have to really attack the new car side with incentives. And I'm hopeful that somehow, we can put some money in some folks' pockets so that they've got a little bit more disposable income and a little bit more confidence in their financial outlook, and they want to use some of that money on buying cars.

I don't know if that answered your question directly or not, Lee, but that is -- that's our hope. And if all that hits, then, yes, right? You listen, Q4, Q1 could be better than expected. I just can't bank on that as we sit right now.

Lee T. Krowl
B. Riley Securities, Inc., Research Division

Got it. That makes sense and definitely helpful to kind of frame the outlook. Last question, you guys kind of put out a press release about a QuinStreet relationship. Maybe just talk about the opportunity and evolution of that relationship kind of near term and long term?

Jared R. Rowe
CEO, President & Director

Yes. Well, I think those -- so a couple of things. One is we talk about, in particular, our traffic product, rather our click product. We talk about selling those clicks to endemic, near endemic and then non-endemic buyers. I think QuinStreet is a great example of a near-endemic buyer who sees real value in our audience. We know there's more of those out there. It is a business development opportunity. And it's one that when we find someone like a QuinStreet who has scale distribution in automotive finance, it's a really interesting strategic partnership that allow us to optimize over time. So, we think there's more of those opportunities, both in the endemic and near-endemic side. I've been very open about the fact that we sell more of our clicks to non-endemic buyers than I would like. So, this is just a really nice example of us finding someone who values our traffic, who delivers real value also into our consumer base.

Most consumers don't think about transitioning their auto insurance until they're thinking about buying a car. So, it's just a nice strategic fit. I think there's more opportunities out there like that, and you're going to see us continue to try and take advantage of our traffic to the benefit of our consumers and then also the benefit of some of these near-endemic partners who, again, getting access to a very targeted lower funnel audience like ours. It's uniquely valuable to them as well.

One thing I would say, Lee, too, is, listen, F&I, right, finance and insurance, right, big part of dealers back in gross profit. What I would say, though, is most dealers don't sell car insurance. And so as we think about these things, too, we're not in the business of competing with our clients. We're in the business of helping our clients. And so as we think about these things, just to understand, we're going to focus on them in a very client-friendly way. And so that's where this made all the sense in the world. And again, we think it's a nice relationship that we can optimize and grow over time.

Operator

And sir, our next question is from Ed Woo of Ascendiant Capital.

Edward Moon Woo
Ascendiant Capital Markets LLC, Research Division

I know it might be a little early to look into 2021, but what do you think the car industry sales will look like? And how do you think the used car business will, I guess, change over the next 6 months?

Jared R. Rowe
CEO, President & Director

Yes, Ed, I wish I had a better answer for you. I'm a little nervous about what's going on right now just from a macroeconomic perspective. And so I mean we're tracking at, what, $15 million to $16 million SAR as we sit right now. $15.5 million, I guess, the number was less when we saw. It will be interesting to see if we can carry that momentum through 2021. I'm not so certain that we can, but I'd like us to.

And on the used car side, we continue to see strength there. I think some of that's going to have to do with how the OEMs react from an incentive perspective. Listen, the affordability of new vehicles is something that's been creeping up for a couple of years now, several years now. And in an environment where maybe the economy isn't quite as strong as it once was and consumers aren't quite as confident in their financial outlook as they once were, it's going to put pressure on that trade-off decision around do I buy a new car or do I buy a used car because of the pricing differential.

So, I wish I had a better answer for you, Ed. I do think you're going to continue to see just more innovation around digitally enabling the transaction, which is going to allow consumers to have access to this trade-off between new and used in an even more fluid way than they can today. But I wish I could be a little bit more bullish or optimistic about 2021 as we sit here today. I just -- there's too many unknowns for me and too many variables, which is why you're seeing us kind of be a bit conservative in our approach right now just because we want to see how this plays out over the next couple of quarters because we think we'll know a lot more come the end of Q1 next year.

Operator

And sir, we do have a follow-up question from Gary Prestopino of Barrington Research.

Gary Frank Prestopino
Barrington Research Associates, Inc., Research Division

Just a quick question here. Do you have what the click revenue was and I guess, display revenue was, how that breaks out among the advertising revenue?

Joseph Patrick Hannan
Executive VP & CFO

We -- yes, it's in the 10-Q. I have to -- I don't know the exactly. The number is broken out there.

Jared R. Rowe
CEO, President & Director

And Gary, what I'll tell you is the vast majority is click revenue.

Gary Frank Prestopino
Barrington Research Associates, Inc., Research Division

Okay. I'll find it in the Q. I just thought you might have it handy.

Jared R. Rowe
CEO, President & Director

And Gary, just to add on to that. So, the display ad revenue, like we've talked about in past periods, has been a bit in decline because of all the kind of the trends in display, and it's not a core area of focus for us. So, the bulk of it is the click side.

Operator

And sir, at this time, this concludes our question-and-answer session. I would now like to turn the call over to Mr. Rowe for closing remarks.

Jared R. Rowe
CEO, President & Director

Okay. Well, I just want to say thank you. I appreciate everybody joining the call. We appreciate your continued interest in the business. We continue to appreciate your support of the business. I also just want to thank the team. This is -- the last couple of quarters have been pretty rough on the team just overall because of all the uncertainty out there, whether it be market uncertainty, what's going on at home, what's going on just in the economy overall. And I couldn't be more proud of the work that the AutoWeb team has done in a very challenging environment. So, I just want to make certain I say thank you to all of them for all your great work because this is your work. So, thank you.

Other than that, we just look forward to speaking again on the next earnings call, and we're looking forward to talking about Q4 and full year 2020 results. So, thank you for your time, and we'll talk again soon.

Operator

Ladies and gentlemen, this does conclude today's conference call. You may now disconnect your lines at this time. Thank you for your participation.